                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                (AMENDMENT No.1)

                             AMKOR TECHNOLOGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)
                                    031652100
                                 (CUSIP Number)

                                  July 19, 2001
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      /__/  Rule 13d-1(b)
      /__/  Rule 13d-1(c)
      /X /  Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.    NAME OF REPORTING PERSON
      The Group composed of the following persons:
            1.    James J. Kim
            2.    Agnes C. Kim
            3.    David D. Kim, as Trustee
            4.    Susan Y. Kim, as Trustee
            5.    John T. Kim, as Trustee
            6.    John F.A. Earley, as Trustee
            7.    David D. Kim Trust
            8.    John T. Kim Trust
            9.    Susan Y. Kim Trust
            10.   Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra
                  Panichello
            11    Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline
                  Panichello

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /__/        (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            73,198,083 shares, or 45.3% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            73,198,083 shares, or 45.3% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      73,198,083 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      45.3% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      James J. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            21,645,628 shares, or 13.4% of the common stock outstanding

      6.    SHARED VOTING POWER
            Not Applicable

      7.    SOLE DISPOSITIVE POWER
            21,645,628 shares, or 13.4% of the common stock outstanding

      8.    SHARED DISPOSITIVE POWER
            Not Applicable

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      21,645,628 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      13.4% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Agnes C. Kim

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            8,180,423 shares, or 5.1% of the common stock outstanding

      6.    SHARED VOTING POWER
            Not Applicable

      7.    SOLE DISPOSITIVE POWER
            8,180,423 shares, or 5.1% of the common stock outstanding

      8.    SHARED DISPOSITIVE POWER
            Not Applicable

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      8,180,423 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.1% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      14,457,344 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      8.9% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      Susan Y. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            43,372,032 shares, or 26.8% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            43,372,032 shares, or 26.8% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      43,372,032 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      26.8% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John T. Kim, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            28,914,688 shares, or 17.9% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            28,914,688 shares, or 17.9% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      28,914,688 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      17.9% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      John F.A. Earley, as Trustee

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            35,172,032 shares, or 21.7% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            35,172,032 shares, or 21.7% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      35,172,032 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      21.7% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (IN)

1.    NAME OF REPORTING PERSON
      David D. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      14,457,344 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      8.9% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

1.    NAME OF REPORTING PERSON
      John T. Kim Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   /X/   (b)   /__/

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

      5.    SOLE VOTING POWER
            Not Applicable

      6.    SHARED VOTING POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

      7.    SOLE DISPOSITIVE POWER
            Not Applicable

      8.    SHARED DISPOSITIVE POWER
            14,457,344 shares, or 8.9% of the common stock outstanding

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      14,457,344 shares of common stock

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES      /__/

11.   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      8.9% of the common stock outstanding

12.   TYPE OF REPORTING PERSON
      (OO)

ITEM 1.     (a)   Name of Issuer
                  Amkor Technology, Inc.

            (b)   Address of Issuer's Principal Executive Offices
                  1345 Enterprise Drive, West Chester, PA 19380

ITEM 2.     (a)   Name of Person Filing
                  The Group composed of the following persons:
                  1.    James J. Kim
                  2.    Agnes C. Kim
                  3.    David D. Kim, as Trustee
                  4.    Susan Y. Kim, as Trustee
                  5.    John T. Kim, as Trustee
                  6.    John F.A. Earley, as Trustee
                  7.    David D. Kim Trust
                  8.    John T. Kim Trust
                  9.    Susan Y. Kim Trust
                  10.   Trust of Susan Y. Kim dated 4/16/98 for the benefit of
                        Alexandra Panichello
                  11.   Trust of Susan Y. Kim dated 4/16/98 for the benefit of
                        Jacqueline Panichello

            (b)   Address of Principal Business Office, or if none, Residence
                  For each reporting person:    1345 Enterprise Drive
                                                West Chester, PA 19380

            (c)   Citizenship
                  Not Applicable

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  James J. Kim

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value, $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  Agnes C. Kim

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  David D. Kim, as Trustee

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  Susan Y. Kim, as Trustee

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  John T. Kim, as Trustee

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  John F.A. Earley, Trustee

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Citizenship
                  United States Citizen

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  David D. Kim, Trust

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Organization
                  Organized in the Commonwealth of Pennsylvania

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 2.     (a)   Name of Person Filing
                  John T. Kim Trust

            (b)   Address of Principal Business Office, or if none, Residence
                  1345 Enterprise Drive
                  West Chester, PA 19380

            (c)   Organization
                  Organized in the Commonwealth of Pennsylvania

            (d)   Title of Class of Securities
                  Common Stock, par value $.001 per share

            (e)   CUSIP Number
                  031652100

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP
            1.    (a)   Amount Beneficially Owned
                        For each reporting person, see response to Row 9 on
                        cover page

                  (b)   Percent of Class
                        For each reporting person, see response to Row 11 on
                        cover page

                  (c)   Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote:
                              For each reporting person, see response to Row
                              5 on cover page

                        (ii)  Shared power to vote or to direct the vote:
                              For each reporting person, see response to Row
                              6 on cover page

                        (iii) Sole power to dispose or to direct the
                              disposition of:
                              For each reporting person, see response to Row
                              7 on cover page

                        (iv)  Shared power to dispose or to direct the
                              disposition of:
                              For each reporting person, see response to Row
                              8 on cover page

Each  reporting  person states that the filing of this statement on Schedule 13G shall not be construed as an admission  that such  reporting  person is, for the purposes  of  section  13(d) or 13(g) of the Act,  the  beneficial  owner of the shares of common stock  reported as  beneficially  owned by the other  reporting persons in this statement on Schedule 13G.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON
            Not Applicable

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP
            See Exhibit A, attached hereto.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION

This  statement  on Schedule  13G is filed on behalf of each of the  undersigned persons.  After  reasonable  inquiry and to the best of my knowledge and belief, each of the undersigned persons certifies that the information set forth in this statement is true, complete and correct in so far as the information pertains to the undersigned.

            /s/ James J. Kim*                         February 14, 2002
            ------------------
            James J. Kim

            /s/ Agnes C. Kim*                         February 14, 2002
            -----------------
            Agnes C. Kim

            /s/ David D. Kim*                         February 14, 2002
            -----------------
            David D. Kim, as Trustee

            /s/ John T. Kim*                          February 14, 2002
            ----------------
            John T. Kim, as Trustee

            /s/ John F.A. Earley*                     February 14, 2002
            ---------------------
            John F.A. Earley, as Trustee

            /s/ Susan Y. Kim*                         February 14, 2002
            -----------------
            Susan Y. Kim, as Trustee

            David D. Kim Trust                        February 14, 2002
            By: /s/ David D. Kim*
                -----------------
            David D. Kim, as Trustee

            John T. Kim Trust                         February 14, 2002
            By:  /s/ John T. Kim*
                 ----------------
            John T. Kim, as Trustee

            *   /s/ MEMMA S. KILGANNON        February 14, 2002
                    ------------------
                    Memma S. Kilgannon,  as attorney-in-fact  for each reporting person indicated,  pursuant to powers-of-attorney previously filed with the U.S. Securities and Exchange Commission.

                                  EXHIBIT A

     This  Agreement  made  by  the  undersigned  persons  certifies  that  each undersigned  person  agrees that the  statement  on  Schedule  13G to which this
Exhibit  A is  attached  is filed on  behalf of each of them.  The  "Group"  (as defined in Rule 13d-5(b) is composed of the following persons:

            James J. Kim
            Agnes C. Kim
            David D. Kim, as Trustee
            Susan Y. Kim, as Trustee
            John T. Kim, as Trustee
            John F.A. Earley, as Trustee
            David D. Kim Trust
            John T. Kim Trust
            Susan Y. Kim Trust
            Trust of Susan Y. Kim dated 4/16/98 held for the benefit of
                Alexandra Panichello; and
            Trust of Susan Y. Kim dated 4/16/98 held for the benefit of
                Jacqueline Panichello

     Each  undersigned  further  agrees the  information  as it pertains to each undersigned is accurate and complete and that each  undersigned has no knowledge or reason to believe that  information as it relates to the other persons making this filing is inaccurate.

            /s/ James J. Kim*                         February 14, 2002
            -----------------
            James J. Kim

            /s/ Agnes C. Kim*                         February 14, 2002
            -----------------
            Agnes C. Kim

            /s/ David D. Kim*                         February 14, 2002
            -----------------
            David D. Kim, as Trustee

            /s/ John T. Kim*                          February 14, 2002
            ----------------
            John T. Kim, as Trustee

            /s/ John F.A. Earley*                     February 14, 2002
            ---------------------
            John F.A. Earley, as Trustee

            /s/ Susan Y. Kim*                         February 14, 2002
            -----------------
            Susan Y. Kim, as Trustee

            David D. Kim Trust                        February 14, 2002
            By:  /s/ David D. Kim*
                 -----------------
            David D. Kim, as Trustee

            John T. Kim Trust                         February 14, 2002
            By:  /s/ John T. Kim*
                 ----------------
            John T. Kim, as Trustee

            *  /s/  MEMMA S. KILGANNON       February 14, 2002
                    ------------------
                    Memma S. Kilgannon,  as attorney-in-fact  for each reporting person indicated,  pursuant to powers-of-attorney previously filed with the U.S. Securities and Exchange Commission.